Exhibit 99.1

                  DPAC Technologies Reports Results
                for First Quarter of Fiscal Year 2005


    GARDEN GROVE, Calif.--(BUSINESS WIRE)--June 29, 2004--DPAC
Technologies Corp. (Nasdaq:DPAC)

    -- Cash at end of quarter ended May 31, 2004 stands at $5.7 million

    -- Results include restructuring charge of $800,000 related to down-sizing of memory stacking operations

    -- DPAC enters final phase of refocusing the company on wireless products through sale of memory stacking patents subsequent to quarter end

    DPAC Technologies Corp. (Nasdaq:DPAC), a technology company that provides embedded wireless networking and connectivity products, today reported results for its first quarter of fiscal year 2005, ended May 31, 2004.

    First Quarter Operating Results

    For the first fiscal quarter ended May 31, 2004, revenue was $2.3 million as compared to revenue of $5.2 million for the first quarter of the previous year. The first quarter revenues for fiscal year 2005 include $400,000 in revenues related to the Airborne(TM) wireless product line, as compared to $96,000 shipped in fiscal year 2004. The remainder of the revenues resulted from memory stacking and industrial and defense revenue. The decrease in revenue for the quarter is principally attributed to the continuing reduction in volume of memory stacking. Subsequent to the end of the quarter, the Company announced the sale of all of its patents related to memory stacking and it intends to cease providing memory stacking in August of 2004. Included in the first quarter is $.8 million in restructuring charges associated with the down-sizing of the memory stacking operations. The loss for the quarter was $2.4 million or $(0.11) per share, as compared to a loss of $0.9 million or $(0.04) per share for the prior year's first quarter.
    Gross margin for the first quarter of fiscal 2005 was negligible, compared with 23.0 percent for the fiscal first quarter of 2004. The decrease in gross margin is a result of the fixed costs of manufacturing being spread over a lower volume of stacking units.
    Fiscal 2005 first quarter selling, general and administrative expenses (SG&A) were $1.2 million compared with $1.2 million in the first quarter of fiscal 2004. There was an increase in sales and marketing expenses related to the introduction of the Airborne(TM) product line with an offsetting decrease in legal expense. Fiscal 2005 first quarter research and development expenses were $0.4 million or
17.0 percent of sales, compared to $0.8 million or 15.0 percent of sales for the first quarter of fiscal 2004, due to the shift of the Airborne product line to a production environment. Research and development costs for 2005 reflect the Company's continued development of new wireless products.

    Balance Sheet Summary

    At May 31, 2004, DPAC had total assets of $12.7 million, including cash and cash equivalents of $5.7 million. The Company used cash during the quarter, principally for the support of operations. Current assets were $6.8 million. The Company's current ratio is approximately 3.0-to-1, and its long-term liabilities are $.9 million.

    Comment and Outlook

    "DPAC has entered the final phase of our plan to re-direct the company to focus on the wireless marketplace and the opportunities that we have seen in this technology. As we exit the stacking market with the sale of the patent portfolio, we are starting to see the acceptance of our wireless product line from a new base of customers," stated Kim Early, DPAC's chief executive officer. "To ensure the future growth of DPAC, we have continued to add to our capable team as we execute our strategy to generate new technology and products for wireless connectivity solutions for instrumentation and equipment. During the first fiscal quarter of 2005, we announced that we had reached 35 design wins for the wireless product, validating the value proposition offered by our design, including quicker time-to-market, at reduced risks and costs to the customer's product development cycle. And though these development cycles can be quite long before resulting in production volumes, we're pleased with the increasing number of customers who are including DPAC in their future products."
    Mr. Early continued, "This quarter, we took positive steps toward our future with the announced sale of the industrial, defense and aerospace product line for cash and future considerations and additionally announced the sale of the stacking patent portfolio for cash. These sales and the additional cash received as the result of a private placement has DPAC well positioned to continue the product and market development efforts we envision to aggressively grow the business. Our progress thus far indicates that we have the right team in place to successfully execute our strategy."

    Conference Call and Webcast

    Management of DPAC will host a conference call today at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss the first quarter fiscal year 2005 operating performance. The conference call will feature Chief Executive Officer Kim Early, and Chief Financial Officer William Stowell. To participate on the live call, please dial 866-238-0826. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call by dialing 888-266-2081 and entering the passcode 502588.

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements, including statements regarding management's current beliefs concerning the Company's market, technology development, expansion and business plans, the use of its technology in industrial and military programs, relationships in price parity of existing technology with future technology, and the need for various present and future products, which are subject to change, uncertainties and risks. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include, but are not limited to, the success of patented products, future business opportunities with products, the semiconductor market, protection of technology or proprietary rights, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

-0-
*T
                        DPAC TECHNOLOGIES CORP.

           Condensed Consolidated Balance Sheet Information
                              (unaudited)
                              (In 000's)

                                  May 31,         February 28,
                                   2004              2004
                              ---------------   ---------------
Cash                                  $5,683            $4,477
Total current assets                   6,766             6,615
Property, net                            996             1,538
Goodwill                               4,529             4,529

Total assets                         $12,698           $13,088

Current liabilities                   $2,260            $2,338
Long-term liabilities                    879               689
Shareholders' equity                   9,559            10,061
Total liabilities and
 shareholders' equity                $12,698           $13,088


                        DPAC TECHNOLOGIES CORP.

                     Condensed Statement of Income
                              (Unaudited)
                              (in 000's)

                                         For the three months
                                            ended May 31,
                                        ---------------------
                                           2004       2003
                                        ---------- ----------

Sales                                      $2,260     $5,163
Cost of sales                               2,227      3,973
                                        ---------- ----------
Gross profit                                   33      1,190
                                        ---------- ----------
Selling, general & administrative costs     1,226      1,176
Research and development                      383        776
Restructuring charges                         799          -
Reserve for litigation                          -        750
                                        ---------- ----------
Total operating costs                       2,408      2,702
                                        ---------- ----------
Loss from operations                       (2,375)    (1,512)

Other income                                    -          8
                                        ---------- ----------
Loss before income taxes                   (2,375)    (1,504)
                                        ---------- ----------
Income tax benefit                              -        571
                                        ---------- ----------
Net loss                                  $(2,375)     $(933)
                                        ========== ==========
Loss per share -- Basic                    ($0.11)    ($0.04)
Loss per share -- Diluted                  ($0.11)    ($0.04)

Basic shares                               22,076     20,988
Diluted shares                             22,076     20,988
*T


    CONTACT: DPAC Technologies Corp.
             William M. Stowell, 714-898-0007
             Chief Financial Officer
             William.Stowell@dpactech.com
             Kim Early, 714-898-0007
             Chief Executive Officer
             Kim.Early@dpactech.com